Exhibit 23.1

The accompanying financial statements give effect to the merger that is expected to take place prior to the effective date of the Registration Statement of which this prospectus is part. The following consent is in the form that will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the consummation of the merger described in Note 17 to the financial statements assuming that from March 8, 2005 to the date of such merger no material events have occurred that would affect the accompanying financial statements or require disclosure therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

“We consent to the use in this Registration Statement on Form S-1 of our report dated February 22, 2005 (March 8, 2005 as to the effects of the restatement discussed in Note 2 and April     , 2005 as to Note 17), which report includes an explanatory paragraph regarding a restatement of the 2004 and 2003 balance sheets, relating to the financial statements of FreightCar America, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Pittsburgh, Pennsylvania

March     , 2005”

/s/    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

March 16, 2005